Exhibit 99.1

Jazz Pharmaceuticals Completes Sale of its Women’s Health Business to Meda

DUBLIN, Ireland, October 15, 2012 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced the closing of the sale of its women’s health business to Meda (an international specialty pharmaceutical company) for $95 million in cash.

The products included in the sale are Elestrin® (estradiol gel), Gastrocrom® (cromolyn sodium, USP), Natelle® One (prenatal vitamin), AVC™ Cream (sulfanilamide), Gesticare® DHA (prenatal multi-vitamin) and Urelle® (urinary antiseptic).

For accounting purposes, the women’s health business will be treated as a discontinued operation. More detail about the accounting impact of the transaction will be disclosed in pro forma financial statements filed on a Form 8-K and in the company’s Form 10-Q for the quarter ended September 30, 2012.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing innovative products to meet unmet medical needs. The company’s U.S. marketed products include: Xyrem® (sodium oxybate), ErwinazeTM (asparaginase Erwinia chrysanthemi), Prialt® (ziconotide) intrathecal infusion, FazaClo® (clozapine USP) HD and LD and Luvox CR® (fluvoxamine maleate). Outside of the U.S., Jazz Pharmaceuticals also has a number of products marketed by an international division, EUSA Pharma. For further information, see http://www.jazzpharmaceuticals.com.

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SOURCE Jazz Pharmaceuticals plc

William Craumer

Director, Investor Relations

Jazz Pharmaceuticals

Ireland, + 353 1 6343211

U.S., + 1 650 496 2947